EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

GlobalSCAPE, Inc. and Subsidiaries:

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-61160) pertaining to the 1998 Stock Option Plan of GlobalSCAPE, Inc. and (Form S-8 No. 333-61180) pertaining to the 2000 Stock Option Plan of GlobalSCAPE, Inc. of our report dated March 21, 2007 with respect to the consolidated financial statements of GlobalSCAPE, Inc. included in the Annual Report (Form 10-K) as of December 31, 2005 and 2006, and for the years ended December 31, 2004, 2005 and 2006.

/s/ PMB Helin Donovan, LLP

Austin, Texas

March 21, 2007